PRESS RELEASE

2/4/20

Carlisle Companies Elects Maia A. Hansen to its Board of Directors

SCOTTSDALE, ARIZONA, February 4, 2020 - Carlisle Companies Incorporated (NYSE:CSL) announced today that Maia A. Hansen, Senior Partner of McKinsey & Company, has been elected to its Board of Directors effective immediately.

Ms. Hansen joined McKinsey & Company in 1998 and has experience in several end markets, including medical device, industrials, consumer and construction sectors. Ms. Hansen has been a Senior Partner at McKinsey since 2013. Prior to joining McKinsey, Ms. Hansen was an officer in the U.S. Navy Civil Engineer Corps where she served in multiple global locations. Ms. Hansen holds BS degrees in Civil Engineering and Architecture from MIT, and a dual MS in Engineering and MBA from MIT.

David A. Roberts, Chairman, said, "We are extremely pleased to have Maia join our board. Leveraging her extensive experience with industrial companies focused on many of Carlisle's core markets, Maia will contribute significant value to Carlisle and its shareholders as we continue to drive towards Vision 2025 objectives."

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses that manufactures highly engineered products and solutions for our customers. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, architectural metal, aerospace, medical, defense, transportation, industrial, protective coating, auto refinishing, agriculture, mining, and construction. Carlisle’s worldwide team of employees generated $4.5 billion in net sales in 2018. Learn more about Carlisle at www.carlisle.com.

Contact:     Jim Giannakouros, CFA
Vice President of Investor Relations and FP&A
Carlisle Companies Incorporated
        jgiannakouros@carlisle.com